Silver Triangle Building
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

Date: June 9, 2010

Investor Relations: Douglas W. Busk
Senior Vice President and Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

NASDAQ Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES
EXTENSION AND MODIFICATION OF REVOLVING LINE OF CREDIT FACILITY

Southfield, Michigan – June 9, 2010 – Credit Acceptance Corporation (NASDAQ: CACC) (referred to as the “Company”) announced today that it has extended the maturity of its credit facility with a commercial bank syndicate from June 23, 2011 to June 22, 2012. The amount of the facility remained unchanged at $150.0 million.

The interest rate on borrowings under the facility has been changed from the prime rate plus 1.0% or the Eurodollar rate plus 2.75%, at the Company’s option, to the prime rate plus 1.25% or the Eurodollar rate plus 2.25%, at the Company’s option. The floor on the Eurodollar rate decreased from 1.50% to 0.75%. None of the financial covenants were modified.

The credit facility continues to be secured by a lien on most of the Company’s assets. As of June 9, 2010 the Company had $6.5 million outstanding under the agreement.

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our product, consumers are often unable to purchase a vehicle or they purchase an unreliable one. Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our program is that we provide a significant number of our consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC. For more information, visit creditacceptance.com.